Exhibit 4.3

BITFARMS LTD.

LONG TERM INCENTIVE PLAN

Adopted:	May 18, 2021
Revised and Updated:	March 3, 2022
January 15, 2024
April 16, 2024

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SECTION 9 ADMINISTRATION		19
9.1	Board or Committee	19
9.2	Appointment of Committee	19
9.3	Quorum and Voting	20
9.4	Powers of Committee	20
9.5	Administration by Committee	21
9.6	Interpretation	21
9.7	Foreign Award Recipients	22
SECTION 10 APPROVALS AND AMENDMENT		22
10.1	Shareholder Approval of Plan	22
10.2	Amendment of Option or RSU or Plan	23
SECTION 11 CONDITIONS PRECEDENT TO GRANTING AWARDS AND ISSUING SHARES		24
11.1	Compliance with Laws	24
11.2	Obligation to Obtain Regulatory Approvals	24
11.3	Inability to Obtain Regulatory Approvals	25
SECTION 12 ADJUSTMENTS AND TERMINATION		25
12.1	Termination of Plan	25
12.2	No Grant During Suspension of Plan	25
12.3	Alteration in Capital Structure	25
12.4	Triggering Events	26
12.5	Notice of Termination by Triggering Event	26
12.6	Determinations to be Made by Committee	27
SECTION 13 GENERAL TERMS APPLICABLE TO AWARDS		27
13.1	Forfeiture Events	27
13.2	Awards May be Granted Separately or Together	27
13.3	Non-transferability of Awards	27
13.4	Conditions and Restrictions upon Shares Subject to Awards	27
13.5	Share Certificates	28
13.6	Conformity to Plan	28
13.7	Performance Evaluation; Adjustment of Goals	28
13.8	Adjustment of Performance-based Awards	28
SECTION 14 MISCELLANEOUS		29
14.1	No Right as Shareholder	29
14.2	No Trust or Fund Created	29
14.3	No Representations or Covenants with Respect to Tax Qualification; Section 409A	29

Appendix A UNITED STATES SUBPLAN PLAN PROVISIONS APPLICABLE TO US TAXPAYERS	A-1
Appendix B BITFARMS LTD. LONG TERM INCENTIVE PLAN - OPTION CERTIFICATE	B-1

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BITFARMS LTD.

LONG TERM INCENTIVE PLAN

SECTION 1
DEFINITIONS AND INTERPRETATION

1.1 Definitions

As used herein, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the meanings set forth below (special definitions applicable to US Taxpayers (as defined in Appendix A attached hereto) may be found in Appendix A):

(a)	“Administrator” means such Executive or Employee of the Company as may be designated as Administrator by the Committee from time to time, if any.

(b)	“Associate” means, where used to indicate a relationship with any person:

(i)	any relative, including the spouse of that person or a relative of that person’s spouse, where the relative has the same home as the person;

(ii)	any partner, other than a limited partner, of that person;

(iii)	any trust or estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and

(iv)	any corporation of which such person beneficially owns or controls, directly or indirectly, voting securities carrying more than ten percent (10%) of the voting rights attached to all outstanding voting securities of the corporation.

(c)	“Award” means any award of Restricted Share Units or Options granted under this Plan.

(d)	“Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under this Plan.

(e)	“Award Holder” means Option Holder or RSU Holder, as applicable.

(f)	“Black-Out” means a restriction imposed by the Company on all or any of its directors, officers, employees, Insiders or persons in a special relationship whereby they are to refrain from trading in the Company’s securities until the restriction has been lifted by the Company.

(g)	“Board” means the board of directors of the Company.

(h)	“Cause” means, with respect to any Participant, “Cause” (or any conceptually similar term) as defined in any individual agreement between the Company or a Subsidiary and the Participant or, if there is no such agreement or if such agreement does not define Cause, “Cause” means any act or omission of the Participant that would permit the Company to terminate the employment or services of such Participant without notice or payment in lieu of notice, and shall include, as applicable:

(i)	repeated willful failure by the Participant to promptly and adequately perform their duties to the satisfaction of the Company, which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within forty-five (45) days after receipt of written notice from the Company of such failure specifying the duty or duties that are not being adequately performed;

(ii)	willful misconduct or gross negligence in the performance of the Participant’s duties to the Company that has or reasonably could be expected to have an adverse effect on the Company;

(iii)	indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

(iv)	material breach of the employment or services agreement between the Company and the Participant including, if applicable, the confidentiality/non-competition agreement included therein, or any other agreement between the Participant and the Company or any Subsidiary;

(v)	material breach of the Company’s written policies, rules, systems, and procedures that apply to the Participant, as may exist and be in effect from time to time, including, but not limited to, the Code of Business Conduct and Ethics, the Disclosure and Confidentiality Policy and the Securities Trading Policy, which breach, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within forty-five (45) days after receipt of written notice from the Company specifying the breach;

(vi)	any act of theft, fraud, malfeasance or dishonesty in connection with the performance of the Participant’s duties to the Company; and

(vii)	conduct that brings or is reasonably likely to bring the Company or a Subsidiary negative publicity or into public disgrace, embarrassment, or disrepute.

(i)	“Change of Control” means an occurrence when either:

(i)	a Person or Entity, other than the current “control person” of the Company (as that term is defined in the Securities Act), becomes a “control person” of the Company; or

(ii)	a majority of the directors elected at any annual or extraordinary general meeting of shareholders of the Company are not individuals nominated by the Company’s then-incumbent Board.

(j)	“Clawback Policy” means the clawback policy of the Company adopted by the Board on November 29, 2023.

(k)	“Committee” means a committee of the Board appointed in accordance with this Plan or if no such committee is appointed, the Board itself.

(l)	“Company” means Bitfarms Ltd.

(m)	“Consultant” means an individual who:

(i)	is engaged to provide, on an ongoing bona fide basis, consulting, technical, management or other services to the Company or any Subsidiary other than services provided in relation to a “distribution” (as that term is described in the Securities Act);

(ii)	provides the services under a written contract between the Company or any Subsidiary and the individual;

(iii)	in the reasonable opinion of the Company, spends or will spend a significant amount of time and attention on the affairs and business of the Company or any Subsidiary;

(iv)	has a relationship with the Company or any Subsidiary that enables the individual to be knowledgeable about the business and affairs of the Company or is otherwise permitted by applicable Regulatory Rules to be granted Options as a Consultant or as an equivalent thereof; and

(v)	shall only include those persons who may participate in an “Employee Benefit Plan” as set forth in Rule 405 of the United States Securities Act of 1933, as amended.

(n)	“Disability” means a medically determinable physical or mental impairment expected to result in death or to last for a continuous period of not less than twelve (12) months, and which causes an individual to be unable to engage in any substantial gainful activity, or any other condition of impairment that the Committee, acting reasonably, determines constitutes a disability.

(o)	“Disinterested Shareholder Approval” means the approval of a majority of shareholders of the Company voting at a duly called and held meeting of such shareholders, excluding votes of Insiders to whom Options may be granted under the Plan.

(p)	“Employee” means:

(i)	an individual who works full-time or part-time for the Company or any Subsidiary and such other individual as may, from time to time, be permitted by applicable Regulatory Rules to be granted Options or RSUs as an employee or as an equivalent thereto; or

(ii)	an individual who works for the Company or any Subsidiary either full-time or on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Company or any Subsidiary over the details and methods of work as an employee of the Company or any Subsidiary, but for whom income tax deductions are not made at source and who receives at least fifty percent (50%) of their income in a calendar year from the Company.

(q)	“Exchange” means the TSX or Toronto Stock Exchange, being the stock exchange on which the Shares may be listed from time to time.

(r)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(s)	“Executive” means an individual who is a director or officer of the Company.

(t)	“Exercise Notice” means the written notice of the exercise of an Option, in the form set out as Schedule “B” of Appendix B hereto with respect to Options granted to Employees, Executives and Consultants in Canada, duly executed by the Option Holder.

(u)	“Exercise Period” means the period during which a particular Option may be exercised and is the period from and including the Grant Date through to and including the Expiry Time on the Expiry Date, provided, however, that no Option can be exercised unless and until all necessary Regulatory Approvals have been obtained.

(v)	“Exercise Price” means the price at which an Option is exercisable as determined in accordance with Section 5.3.

(w)	“Expiry Date” means the date the Option or RSU, as applicable, expires as set out in the Option Certificate or Award Agreement or as otherwise determined in accordance with Sections 5.4, 6.2, 6.3, 6.4 or 12.4.

(x)	“Expiry Time” means the time the Option or RSU, as applicable, expires on the Expiry Date, which is 5:00 p.m. local time in Toronto, Ontario on the Expiry Date.

(y)	“Grant Date” means the date on which the Committee grants a particular Option or RSU, which is the date the Option or RSU comes into effect, provided, however, that no Option or RSU can be exercised unless and until all necessary Regulatory Approvals have been obtained.

(z)	“Insider” means an insider as that term is defined in the Securities Act;

(aa)	“Market Value” means the market value of the Shares as determined in accordance with Section 5.3.

(bb)	“Option” means an incentive share purchase option granted pursuant to this Plan entitling the Option Holder to purchase Shares of the Company and any options to purchase Shares of the Company granted under any subplan.

(cc)	“Option Certificate” means the certificate, in substantially the form set out as Schedule “A” of Exhibit B hereto, evidencing the Option with respect to Options granted to Employees, Executives and Consultants located in Canada.

(dd)	“Option Holder” means a Participant who holds an unexercised and unexpired Option or, where applicable, the Personal Representative of such Participant.

(ee)	“Outstanding Issue” means the number of Shares that are outstanding (on a non-diluted basis) immediately prior to the Share issuance or grant of Option or RSU in question.

(ff)	“Participant” means any Employee, Executive or Consultant eligible to receive an Award under this Plan.

(gg)	“Person or Entity” means an individual, natural person, corporation, government or political subdivision or agency of a government, and where two or more persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such partnership, limited partnership, syndicate or group shall be deemed to be a Person or Entity.

(hh)	“Personal Representative” means:

(i)	in the case of a deceased Option Holder or RSU Holder, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of an Option Holder or RSU Holder who for any reason is unable to manage his, her or its affairs, the person entitled by law to act on behalf of such Option Holder or RSU Holder.

(ii)	“Plan” means this Long Term Incentive Plan, as from time to time amended.

(jj)	“Regulatory Approvals” means any necessary approvals of the Regulatory Authorities as may be required from time to time for the implementation, operation or amendment of this Plan or the Options or RSUs granted from time to time hereunder.

(kk)	“Regulatory Authorities” means all organized trading facilities on which the Shares are listed, and all securities commissions or similar securities regulatory bodies having jurisdiction over the Company, this Plan or the Options or RSUs granted from time to time hereunder.

(ll)	“Regulatory Rules” means all corporate and securities laws, regulations, rules, policies, notices, instruments and other orders of any kind whatsoever which may, from time to time, apply to the implementation, operation or amendment of this Plan or the Options or RSUs granted from time to time hereunder including, without limitation, those of the applicable Regulatory Authorities.

(mm)	“Restricted Share Unit” or “RSU” means a right awarded to a Participant to receive a payment in Shares as provided in Section 8 hereof and subject to the terms and conditions of this Plan and the applicable Award Agreement.

(nn)	“Restriction Period” means the time period between the Grant Date and the date of Vesting of an Award of RSUs specified by the Board in the applicable Award Agreement, which period shall not be less than twelve (12) months, provided the Board may, in its discretion, permit earlier Vesting, no sooner than quarterly, of the RSUs.

(oo)	“RSU Holder” means a Participant who holds an unexercised and unexpired RSU or, where applicable, the Personal Representative of such Participant.

(pp)	“Securities Act” means the Securities Act (Ontario), R.S.O. 1990, c. S.5, as from time to time amended.

(qq)	“Share” or “Shares” means, as the case may be, one or more common shares without par value in the capital stock of the Company.

(rr)	“Subsidiary” means a wholly-owned or controlled subsidiary corporation of the Company.

(ss)	“Termination Date” means the effective date of a Participant’s termination of employment or service with the Company or a Subsidiary.

(tt)	“Triggering Event” means the consummation of any one of the following:

(i)	the dissolution, liquidation or wind-up of the Company;

(ii)	a merger, amalgamation, arrangement or reorganization of the Company with one (1) or more corporations as a result of which, immediately following such event, the shareholders of the Company as a group, as they were immediately prior to such event, are expected to hold less than a majority of the outstanding capital stock of the surviving corporation;

(iii)	the acquisition of all or substantially all of the issued and outstanding Shares of the Company by one (1) or more Persons or Entities;

(iv)	a Change of Control of the Company;

(v)	the sale or other disposition of all or substantially all of the assets of the Company; or

(vi)	a material alteration of the capital structure of the Company which, in the opinion of the Committee, is of such a nature that it is not practical or feasible to make adjustments to this Plan or to the Options or RSUs granted hereunder to permit the Plan and Options or RSUs granted hereunder to stay in effect.

(uu)	“Vest,” “Vesting” or “Vested” means that a portion of the Option or RSU granted to the Option Holder or RSU Holder will or have become exercisable by the Option Holder or RSU Holder pursuant to the terms of the Option Certificate or Award Agreement issued in respect of the Option or RSU.

1.2 Choice of Law

The Plan is established under, and the provisions of the Plan shall be subject to and interpreted and construed in accordance with, the laws of the Province of Ontario. The Company and each Option Holder and RSU Holder hereby attorn to the jurisdiction of the Courts of Ontario.

1.3 Headings

The headings used herein are for convenience only and are not to affect the interpretation of the Plan.

SECTION 2
GRANT OF AWARDS

2.1 Grant of Awards

The Committee shall, from time to time in its sole discretion, grant Options or RSUs to such Employees, Executives or Consultants and on such terms and conditions as are permitted under this Plan.

2.2 Record of Awards Granted

The Committee shall be responsible to maintain a record of all Options and RSUs granted under this Plan and such record shall contain, in respect of each Option and RSU:

(a)	the name and address of the Option Holder or RSU Holder;

(b)	the category (Executive, Employee or Consultant) under which the Option or RSU was granted to him, her or it;

(c)	the Grant Date and Expiry Date of the Option or RSU;

(d)	the number of Shares which may be acquired on the exercise of the Option or settlement of the RSU and, if applicable, the Exercise Price of the Option;

(e)	the Vesting and other additional terms, if any, attached to the Option or RSU; and

(f)	the particulars of each and every time the Option or RSU is exercised or settled.

2.3 Effect of Plan

All Options and RSUs granted pursuant to the Plan shall be subject to the terms and conditions of the Plan notwithstanding the fact that the Option Certificates or Award Agreements issued in respect thereof do not expressly contain such terms and conditions but instead incorporate them by reference to the Plan. The Option Certificates and Award Agreements will be issued for convenience only and in the case of a dispute with regard to any matter in respect thereof, the provisions of the Plan and the records of the Company shall prevail over the terms and conditions in the Option Certificate or Award Agreement, save and except as noted below. Each Option or RSU will also be subject to, in addition to the provisions of the Plan, the terms and conditions contained in the schedules, if any, attached to the Option Certificate or Award Agreement for such Option or RSU, as applicable, and any subplans applicable to such Award. Should the terms and conditions contained in such schedules or subplans be inconsistent with the provisions of the Plan, such terms and conditions will supersede the provisions of the Plan.

SECTION 3
PURPOSE AND PARTICIPATION

3.1 Purpose of Plan

The purpose of the Plan is to provide the Company with a share-related mechanism to attract, retain and motivate qualified Executives, Employees and Consultants, to incentivize such individuals to contribute toward the long-term goals of the Company, and to encourage such individuals to acquire Shares of the Company as long-term investments.

3.2 Participation in Plan

The Committee shall, from time to time and in its sole discretion, determine those Executives, Employees and Consultants, if any, to whom Options and RSUs are to be granted.

3.3 Limits on Option Grants

If the Company is listed on the Exchange, the following limitations shall apply to the Plan and all Options thereunder so long as such limitations are required by the Exchange:

(a)	the aggregate number of Shares for which Options may be granted to any one (1) Option Holder under the Plan within any twelve (12) month period shall not exceed five percent (5%) of the Outstanding Issue (unless the Company has obtained Disinterested Shareholder Approval as required by the Exchange);

(b)	with respect to Section 5.1, the Expiry Date of an Option shall be no later than the tenth anniversary of the Grant Date of such Option;

(c)	the aggregate number of Shares for which Options which may be granted to any one (1) Consultant within any twelve (12) month period shall not exceed two percent (2%) of the Outstanding Issue;

(d)	the aggregate number of Shares for which Options may be granted within any twelve (12) month period to Employees or Consultants engaged in investor relations activities shall not exceed two percent (2%) of the Outstanding Issue and such Options must Vest in stages over twelve (12) months with no more than twenty-five (25%) of the Options Vesting in any three (3) month period;

(e)	The aggregate number of Shares issued to Insiders within any twelve (12) month period, or issuable to Insiders at any time, under the Plan and any other security-based compensation arrangement of the Company, shall not exceed ten percent (10%) of the total number of issued and outstanding Shares during such period of time; and

such limitation will not be an amendment to this Plan requiring the Option Holders’ consent under Section 10.2 of this Plan.

3.4 Limits on RSU Grants

With respect to RSUs:

(a)	The total number of Shares issuable pursuant to RSUs to any Participant under this Plan shall not exceed one and one half percent (1.5%) of the issued and outstanding Shares at the time of the Award;

(b)	The total number of Shares issuable pursuant to RSUs to any Participant under this Plan shall not, in the aggregate, exceed two and one half percent (2.5%) of the issued and outstanding Shares in any twelve (12) month period; and

(c)	The aggregate number of Shares issuable pursuant to RSUs under this Plan shall not exceed ten million (10,000,000) at any one time; and

(d)	Employees, Executives and Consultants performing investor relations activities may receive only Options as Awards under this Plan.

3.5 Notification of Grant

Following the granting of an Award, the Administrator shall, within a reasonable period of time, notify the Option Holder or RSU Holder in writing of the grant and shall enclose with such notice the Option Certificate or Award Agreement representing the Option or RSU, as applicable, so granted. In no case will the Company be required to deliver an Option Certificate or Award Agreement to an Option Holder or RSU Holder until such time as the Company has obtained all necessary Regulatory Approvals for the grant of the Option or RSU.

3.6 Copy of Plan

Each Option Holder and RSU Holder, concurrently with the notice of the grant of the Option or RSU, shall be provided with a copy of the Plan. A copy of any amendment to the Plan shall be promptly provided by the Administrator to each Option Holder and RSU Holder.

3.7 Limitation on Service

The Plan does not give any Option Holder or RSU Holder that is an Executive the right to serve or continue to serve as an Executive of the Company or any Subsidiary, nor does it give any Option Holder or RSU Holder that is an Employee or Consultant the right to be or to continue to be employed or engaged by the Company or any Subsidiary.

3.8 No Obligation to Exercise

Option Holders shall be under no obligation to exercise Options granted under this Plan.

3.9 Agreement

The Company and every Option Holder and RSU Holder granted an Option or RSU hereunder shall be bound by and subject to the terms and conditions of this Plan. By accepting an Option or RSU granted hereunder, the Option Holder or RSU Holder has expressly agreed with the Company to be bound by the terms and conditions of this Plan. In the event that the Option Holder or RSU Holder receives their Options or RSUs pursuant to an oral or written agreement with the Company or a Subsidiary, whether such agreement is an employment agreement, consulting agreement or any other kind of agreement of any kind whatsoever, the Option Holder or RSU Holder acknowledges that in the event of any inconsistency between the terms relating to the grant of such Options and RSUs in that agreement and the terms attaching to the Options or RSUs as provided for in this Plan, the terms provided for in this Plan shall prevail and the other agreement shall be deemed to have been amended accordingly.

3.10 Notice

Any notice, delivery or other correspondence of any kind whatsoever to be provided by the Company to an Option Holder or RSU Holder shall be deemed to have been provided if provided to the last home address, fax number or email address of the Option Holder or RSU Holder in the records of the Company and the Company shall be under no obligation to confirm receipt or delivery.

3.11 Representation to the Exchange

As a condition precedent to the granting of an Option or RSU, the Company must be able to represent to the Exchange as of the Grant Date that the Option Holder or RSU Holder, as applicable, is a bona fide Executive, Employee or Consultant of the Company or any Subsidiary. Both the Company and the Option Holder or RSU Holder are responsible for confirming that the Option Holder or RSU Holder is a bona fide Employee, Executive or Consultant, as the case may be.

SECTION 4
NUMBER OF SHARES UNDER PLAN

4.1 Board to Approve Issuance of Shares

The Board shall approve by resolution the issuance of all Shares to be issued to Option Holders or RSU Holders upon the exercise of Options or settlement of RSUs, such authorization to be deemed effective as of the Grant Date of such Options or RSUs regardless of when it is actually done. The Board shall be entitled to approve the issuance of Shares in advance of the Grant Date, retroactively after the Grant Date, or by a general approval of this Plan.

4.2 Number of Shares

Subject to adjustment as provided for herein, the aggregate number of Shares which will be available for the grant of Awards pursuant to this Plan and any other incentive plan of the Company pursuant to which common shares may be issued, shall not exceed ten percent (10%) of the issued and outstanding Shares as at the time of grant. If any Option or RSU expires or otherwise terminates for any reason without having been exercised in full, the number of unissued Shares in respect of such expired or terminated Option or RSU shall again be available for the purposes of granting Options or RSUs pursuant to this Plan.

4.3 Fractional Shares

No fractional Shares shall be issued upon the exercise or settlement of any Option or RSU and, if as a result of any adjustment, an Option Holder or RSU Holder would become entitled to a fractional Share, such Option Holder or RSU Holder shall have the right to acquire only the next lowest whole number of Shares and no payment or other adjustment shall be made for the fractional interest.

SECTION 5
TERMS AND CONDITIONS OF OPTIONS

5.1 Exercise Period of Option

Subject to Sections 5.4, 6.2, 6.3, 6.4 and 12.4, the Grant Date and the Expiry Date of an Option shall be the dates fixed by the Committee at the time the Option is granted and shall be set out in the Option Certificate or Award Agreement issued in respect of such Option.

5.2 Number of Shares Under Option

The number of Shares which may be purchased pursuant to an Option shall be determined by the Committee and shall be set out in the Option Certificate or Award Agreement issued in respect of the Option.

5.3 Exercise Price of Option

The Exercise Price at which an Option Holder may purchase a Share upon the exercise of an Option shall be determined by the Committee and shall be set out in the Option Certificate or Award Agreement issued in respect of the Option. The Exercise Price shall not be less than the Market Value of the Shares as of the Grant Date. The Market Value of the Shares for a particular Grant Date shall be determined as follows:

(a)	for each organized trading facility on which the Shares are listed, the Market Value shall be the closing trading price of the Shares on the day immediately preceding the Grant Date, and may be less than this price if it is within the discounts permitted by the applicable Regulatory Authorities;

(b)	if the Shares are listed on more than one organized trading facility, the Market Value shall be the Market Value as determined in accordance with Section 5.3(a) above for the primary organized trading facility on which the Shares are listed, as determined by the Committee, subject to any adjustments as may be required to secure all necessary Regulatory Approvals;

(c)	if the Shares are listed on one or more organized trading facilities but have not traded during the ten (10) trading days immediately preceding the Grant Date, then the Market Value shall be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee; and

(d)	if the Shares are not listed on any organized trading facility, then the Market Value shall be, subject to any adjustments as may be required to secure all necessary Regulatory Approvals, such value as is determined by the Committee to be the fair value of the Shares, taking into consideration all factors that the Committee deems appropriate, including, without limitation, recent sale and offer prices of the Shares in private transactions negotiated at arms’ length.

Notwithstanding anything else contained herein, in no case will the Market Value be less than the minimum prescribed by each of the organized trading facilities that would apply to the Company on the Grant Date in question. Special provisions applicable to US Taxpayers may be found in Appendix A.

5.4 Termination of Option

Subject to such other terms or conditions that may be attached to Options granted hereunder, an Option Holder may exercise an Option in whole or in part at any time and from time to time during the Exercise Period. Any Option or part thereof not exercised within the Exercise Period shall terminate and become null, void and of no effect as of the Expiry Time on the Expiry Date. The Expiry Date of an Option shall be the earlier of the date so fixed by the Committee at the time the Option is granted as set out in the Option Certificate or Award Agreement and the date established, if applicable, in Sections 5.4(a) to (d) below or Sections 6.2, 6.3, 6.4 or 12.4 of this Plan:

(a)	Ceasing to Hold Office – Subject to subsection 5.4(b), in the event that the Option Holder holds his, her or its Option as an Executive and such Option Holder ceases to hold such position other than for Cause or by reason of death or Disability, unless otherwise determined by the Committee and expressly provided for in the Option Certificate or Award Agreement:

(i)	Any Vested Options held by the Participant at the time of such termination shall expire on the date that is the earlier of: (A) the date that is one (1) year following the Termination Date; and (B) the Expiry Date; and

(ii)	any unvested Options held by the Participant at the time of such termination shall be cancelled and forfeited upon the Termination Date;

(b)	Ceasing to Hold Office for Cause - In the event that an Option Holder holds his, her or its Option as an Executive and such Option Holder ceases to hold such position for Cause, resigns his/her position as a result of the act or omission for which Cause is asserted, or ceases to remain as an Executive by order made by any Regulatory Authority having jurisdiction to so order, any Vested Options or unvested Options held by the Participant at the time of such termination shall be cancelled and forfeited upon the Termination Date.

(c)	Termination of Employee or Consultant without Cause - In the event that the Option Holder holds his, her or its Option as an Employee or Consultant and such Option Holder ceases to hold such position other than for Cause or by reason of death or Disability, unless otherwise determined by the Committee and expressly provided for in the Option Certificate or Award Agreement:

(i)	any Vested Options held by the Participant at the time of such termination shall expire on the date that is the earlier of: (A) the date that is ninety (90) days following the Termination Date; and (B) the Expiry Date; and

(ii)	any unvested Options held by the Participant at the time of such termination shall be cancelled and forfeited upon the Termination Date;

(d)	Termination of Employee or Consultant for Cause - In the event that an Option Holder holds his, her or its Option as an Employee or Consultant and is terminated for Cause, resigns their position as a result of the act or omission for which Cause is asserted, or ceases to remain as an Employee or Consultant by order made by any Regulatory Authority having jurisdiction to so order, any Vested Options or unvested Options held by the Participant at the time of such termination shall be cancelled and forfeited upon the Termination Date.

(e)	In the event that the Option Holder ceases to hold the position of Executive, Employee or Consultant for which the Option was originally granted, but comes to hold a different position as an Executive, Employee or Consultant prior to the expiry of the Option, the Committee may, in its sole discretion, choose to permit the Option to stay in place for that Option Holder with such Option then to be treated as being held by that Option Holder in his, her or its new position and such will not be considered to be an amendment to the Option in question requiring the consent of the Option Holder under Section 10.2 of this Plan. Notwithstanding the foregoing, in no case will the Expiry Date of such Option be extended.

(f)	Options granted hereunder shall also be subject to the Clawback Policy, which may provide for the adjustment, termination or recoupment of an Award of Options in accordance with the terms thereof.

(g)	Special provisions applicable to US Taxpayers may be found in Appendix A.

5.5 Vesting of Option and Acceleration

The Vesting schedule for an Option, if any, shall be determined by the Committee and shall be set out in the Option Certificate or Award Agreement issued in respect of the Option. The Committee may elect, at any time, to accelerate the Vesting schedule of one or more Options including, without limitation, on a Triggering Event, and such acceleration will not be considered an amendment to the Option in question requiring the consent of the Option Holder under Section 10.2 of this Plan. The treatment of Options in the event of a Triggering Event may be found in Sections 12.4 and 12.5 of the Plan.

5.6 Additional Terms

Subject to all applicable Regulatory Rules and all necessary Regulatory Approvals, the Committee may attach additional terms and conditions to the grant of a particular Option, such terms and conditions to be set out in a schedule attached to the Option Certificate or Award Agreement. The Option Certificates and Award Agreements will be issued for convenience only and, in the case of a dispute with regard to any matter in respect thereof, the provisions of this Plan and the records of the Company shall prevail over the terms and conditions in the Option Certificate or Award Agreement, save and except as noted below. Each Option will also be subject to, in addition to the provisions of the Plan, the terms and conditions contained in the schedules, if any, attached to the Option Certificate or Award Agreement for such Option. Should the terms and conditions contained in such schedules be inconsistent with the provisions of the Plan, such terms and conditions will supersede the provisions of the Plan.

5.7 Cessation of Eligibility Upon Termination

Upon termination of an Option Holder’s employment with the Company or a Subsidiary, or upon termination of a Consultant’s contract, the Option Holder’s eligibility to receive further grants of Awards of Options under this Plan shall cease as of the Termination Date.

SECTION 6
TRANSFERABILITY OF AWARDS

6.1 Non-transferable

Except as provided otherwise in this Section 6, Awards are non-assignable and non-transferable.

6.2 Death of Award Holder

In the event of the death of an Option Holder, any Options held by such Option Holder shall pass to the Personal Representative of the Option Holder and:

(a)	Any Vested Options shall be exercisable by the Personal Representative on or before the date which is the earlier of: (A) one (1) year following the date of death; and (B) the applicable Expiry Date; and

(b)	any unvested Options shall continue to Vest during the period following the date of death and, upon such Vesting, may be exercised by the Personal Representative on or before the date which is the earlier of: (A) one (1) year following the date of death; and (B) the applicable Expiry Date.

The treatment of Vested and unvested RSUs upon the death of an RSU Holder may be found in Section 8.5 of the Plan. Special provisions applicable to US Taxpayers may be found in Appendix A.

6.3 Disability of Award Holder

If the employment or engagement of an Option Holder as an Employee or Consultant or the position of an Option Holder as a director or officer of the Company or a Subsidiary is terminated by the Company by reason of Disability of the Option Holder:

(a)	Any Vested Options held by such Option Holder shall be exercisable by such Option Holder or by the Personal Representative on or before the date which is the earlier of: (A) one (1) year following the Termination Date; and (B) the applicable Expiry Date; and

(b)	any unvested Options shall be cancelled and forfeited immediately, unless the Option Holder has a Personal Representative capable of acting on behalf of the Option Holder, in which case the Options shall continue to Vest during the period following Disability of the Option Holder and, upon such Vesting, may be exercised by the Personal Representative on or before the date which is the earlier of: (A) one (1) year following the Termination Date; and (B) the applicable Expiry Date.

The treatment of Vested and unvested RSUs upon the termination of an RSU Holder’s employment or engagement by the Company or a Subsidiary by reason of Disability of the RSU Holder may be found in Section 8.7 of the Plan. Special provisions applicable to US Taxpayers may be found in Appendix A.

6.4 Disability and Death of Option Holder

If an Option Holder has ceased to be employed, engaged or appointed as a director or officer of the Company or a Subsidiary by reason of such Option Holder’s Disability and such Option Holder dies within one (1) year after the termination of such engagement:

(a)	Any Vested Options held by such Option Holder that could have been exercised immediately prior to the date of death shall pass to the Personal Representative of such Option Holder and shall be exercisable by the Personal Representative on or before the date which is the earlier of: (A) one (1) year following the date of death; and (B) the applicable Expiry Date; and

(b)	any unvested Options shall continue to Vest during the period following the date of death and, upon such Vesting, may be exercised by the Personal Representative on or before the date which is the earlier of: (A) one (1) year following the date of death; and (B) the applicable Expiry Date.

Special provisions applicable to US Taxpayers may be found in Appendix A.

6.5 Vesting

Unless the Committee determines otherwise, Options held by or exercisable by a Personal Representative shall, during the period prior to the applicable Expiry Date or other date determined pursuant to Sections 6.2, 6.3 or 6.4 of the Plan, as applicable, continue to Vest in accordance with any Vesting schedule to which such Options are subject.

Unless the Committee determines otherwise, as set forth in the applicable Option Certificate or Award Agreement, Options granted pursuant to the Plan are generally subject to the following Vesting schedule: (i) one third (1/3) of an Option shall vest upon the Grant Date; (ii) one third (1/3) of an Option shall vest upon the first anniversary of the Grant Date; and (iii) one third (1/3) of an Option shall vest upon the second anniversary of the Grant Date.

The Vesting of RSUs may be found in Section 8 of the Plan.

6.6 Deemed Non-Interruption of Employment or Engagement

Employment or engagement by the Company or a Subsidiary shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed ninety (90) days or, if longer, for so long as the Award Holder’s right to re-employment or re-engagement by the Company is guaranteed either by statute or by contract. If the period of such leave exceeds ninety (90) days and the Award Holder’s re-employment or re-engagement is not so guaranteed, then his, her or its employment or engagement shall be deemed to have terminated on the ninety-first (91st) day of such leave.

SECTION 7
EXERCISE OR SETTLEMENT OF AWARD

7.1 Exercise or Settlement of Award

An Option may be exercised only by, and an RSU may be settled only for, the Award Holder or the Personal Representative of any Award Holder. Subject to Sections 6.2, 6.3 and 6.4 of the Plan, an Award Holder or the Personal Representative of any Award Holder may exercise an Option in whole or in part at any time and from time to time during the Exercise Period up to the Expiry Time on the Expiry Date by delivering to the Administrator the required Exercise Notice and, if applicable, the applicable Option Certificate or Award Agreement and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate Exercise Price of the Shares then being purchased pursuant to the exercise of the Option. Notwithstanding anything else contained herein, Options may not be exercised during Black-Outs unless the Committee determines otherwise.

7.2 Issue of Share Certificates

As soon as reasonably practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Award Holder a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Option Certificate or Award Agreement surrendered, the Administrator shall also provide a new Option Certificate for the balance of Shares available under the Option to the Award Holder concurrent with delivery of the Share Certificate.

7.3 No Rights as Shareholder

Until the date of the issuance of the certificate for the Shares acquired pursuant to the exercise or settlement of an Award, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise or settlement of the Award, unless the Committee determines otherwise. In the event of any dispute over the date of the issuance of the certificates, the decision of the Committee shall be final, conclusive and binding.

SECTION 8
RESTRICTED SHARE UNITS

8.1 Eligibility and Participation

Subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, the Board may, from time to time, grant RSUs to eligible RSU Holders. RSUs granted to an RSU Holder shall be credited, as of the Grant Date, to the RSU Holder’s account. The number of RSUs to be credited to each RSU Holder’s account shall be determined by the Committee in its sole discretion in accordance with this Plan. Each RSU shall, contingent upon the lapse of any restrictions, represent one (1) Share. The number of RSUs granted pursuant to an Award and the Restriction Period in respect of such RSUs shall be specified in the applicable Award Agreement.

8.2 Restrictions

RSUs shall be subject to such restrictions as the Committee, in its sole discretion, may establish in the applicable Award Agreement, which restrictions may lapse separately or in combination at such time or times and on such terms, conditions and satisfaction of objectives as the Committee may, in its discretion, determine at the time an Award is granted.

8.3 Vesting

RSUs granted pursuant to the Plan will Vest at the end of the applicable Restriction Period when all restrictions specified in the applicable Award Agreement have lapsed.

8.4 Change of Control

Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary, in the event of a Change of Control, all restrictions upon any RSUs shall lapse immediately and all such RSUs shall become fully Vested and shall be settled in accordance with Section 8.9 hereof.

The treatment of RSUs in the event of any other Triggering Event may be found in Sections 12.4 and 12.5 of the Plan.

8.5 Death

Other than as may be set forth in the applicable Award Agreement, upon the death of an RSU Holder, any RSUs granted to such RSU Holder that, prior to the RSU Holder’s death, had not Vested, shall immediately terminate without payment or settlement, be forfeited and cancelled and shall be of no further force or effect as of the date of death, and the RSU Holder or his, her or its Personal Representative, as the case may be, shall have no right, title or interest therein whatsoever. Any RSUs granted to such RSU Holder that, prior to the RSU Holder’s death, had Vested pursuant to the terms of the applicable Award Agreement shall be settled in accordance with Section 8.9 hereof.

8.6 Termination of Employment or Service

(a)	Termination of Employee or Consultant without Cause - In the event that an RSU Holder holds his, her or its RSU as an Employee or Consultant and such RSU Holder ceases to hold such position other than for Cause or by reason of death or Disability, unless otherwise determined by the Committee and expressly provided for in the Award Agreement, any unvested RSUs held by the RSU Holder at the time of such termination shall be cancelled and forfeited upon the Termination Date, and any RSUs granted to such RSU Holder that, prior to the RSU Holder’s termination without Cause (which, for the avoidance of doubt, includes voluntary termination and retirement), had Vested pursuant to the terms of the applicable Award Agreement shall be settled in accordance with Section 8.9 hereof.

(b)	Termination of Employee or Consultant for Cause - In the event that an RSU Holder holds his, her or its RSU as an Employee or Consultant and is terminated for Cause, resigns their position as a result of the act or omission for which Cause is asserted, or ceases to remain as an Employee or Consultant by order made by any Regulatory Authority having jurisdiction to so order, all RSUs granted, whether Vested or unvested, to the RSU Holder under this Plan will immediately terminate without payment or settlement, be forfeited and cancelled and shall be of no further force or effect as of the Termination Date.

(c)	Upon termination of an RSU Holder’s employment with the Company or a Subsidiary, or upon termination of a Consultant’s contract, the RSU Holder’s eligibility to receive further grants of Awards of RSUs under this Plan shall cease as of the Termination Date.

(d)	In the event that the RSU Holder ceases to hold the position of Executive, Employee or Consultant for which the RSU was originally granted, but comes to hold a different position as an Executive, Employee or Consultant prior to the expiry of the RSU, the Committee may, in its sole discretion, choose to permit the RSU to stay in place for that RSU Holder with such RSU then to be treated as being held by that RSU Holder in his, her or its new position and such will not be considered to be an amendment to the RSU in question requiring the consent of the RSU Holder under Section 10.2 of this Plan. Notwithstanding the foregoing, in no case will the Expiry Date of such RSU be extended.

8.7 Disability

Where, in the case of Employees or Consultants, an RSU Holder becomes afflicted by a Disability, all RSUs granted to the RSU Holder under this Plan will continue to Vest in accordance with the terms of the applicable Award Agreement, provided, however, that no RSUs may be settled during a leave of absence. Where, in the case of Employees or Consultants, an RSU Holder’s employment or consulting contract is terminated due to Disability, all RSUs granted to the RSU Holder under this Plan that, prior to the RSU Holder’s termination due to Disability, had not Vested shall, unless the applicable Award Agreement provides otherwise and subject to the provisions below, immediately terminate without payment or settlement, be forfeited and cancelled and shall be of no further force or effect as of the Termination Date, and any RSUs granted to such RSU Holder that, prior to the RSU Holder’s termination due to Disability, had Vested pursuant to terms of the applicable Award Agreement shall be settled in accordance with Section 8.9 hereof.

8.8 Cessation of being an Executive

Where, in the case of Executives, an RSU Holder ceases to be an Executive for any reason, any RSUs granted to the RSU Holder under this Plan that, prior to the cessation date, had not yet Vested shall, unless the applicable Award Agreement provides otherwise and subject to the provisions below, immediately terminate without payment or settlement, be forfeited and cancelled and shall be of no further force or effect as of the cessation date, and any RSUs granted to such RSU Holder that, prior to the cessation date, had Vested pursuant to the terms of the applicable Award Agreement shall be settled in accordance with Section 8.9 hereof.

8.9 Settlement of Award

As soon as practicable after each Vesting date of an Award of RSUs, and subject to the terms and conditions of the applicable Award Agreement, the Company shall issue from treasury to the RSU Holder, or if Section 8.5 applies, to the RSU Holder’s Personal Representative, a number of Shares equal to the number of RSUs credited to the RSU Holder’s account that may be settled on the Vesting date. As of the settlement date, the RSUs in respect of which such Shares are issued shall be cancelled and no further Shares shall be issued to the RSU Holder under this Plan in relation to such RSUs.

8.10 Clawback Policy

RSUs granted hereunder may also be subject to the Clawback Policy, which may provide for the adjustment, termination or recoupment of an Award of RSUs in accordance with the terms thereof.

SECTION 9
ADMINISTRATION

9.1 Board or Committee

The Plan shall be administered by the Board, by a Committee of the Board appointed in accordance with Section 9.2 below, or by an Administrator appointed in accordance with Section 9.4(b).

9.2 Appointment of Committee

The Board may at any time appoint a Committee, consisting solely of two or more non-employee directors of the Board to administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan. The Board shall have discretion whether or not it intends to comply with the exemption requirements of the Exchange Act Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any Insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more non-employee directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not non-employee directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without Cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

9.3 Quorum and Voting

A majority of the members of the Committee shall constitute a quorum and, subject to the limitations in this Section 9, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum. Members of the Committee may vote on any matters affecting the administration of the Plan or the grant of Options or RSUs pursuant to the Plan, except that no such member shall act upon the granting of an Option or RSU to themselves (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee during which action is taken with respect to the granting of Options or RSUs to that member). The Committee may approve matters by written resolution signed by a majority of the quorum.

9.4 Powers of Committee

The Committee (or the Board if no Committee is in place) shall have the authority to do the following:

(a)	administer the Plan in accordance with its terms;

(b)	appoint or replace the Administrator from time to time;

(c)	hire an employee or engage a consultant to administrate the Plan;

(d)	determine all questions arising in connection with the administration, interpretation and application of the Plan, including all questions relating to the Market Value of the Shares;

(e)	correct any defect, supply any information or reconcile any inconsistency in the Plan in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan;

(f)	prescribe, amend, and rescind rules and regulations relating to the administration of the Plan;

(g)	adopt terms and conditions, rules, and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures for Employees, Executives and Consultants located in countries other than Canada or to qualify Awards for special tax treatment under laws of jurisdictions other than Canada;

(h)	determine the duration and purposes of leaves of absence from employment or engagement by the Company which may be granted to Option Holders or RSU Holders without constituting a termination of employment or engagement or cessation of service for purposes of the Plan;

(i)	do the following with respect to the granting of Options or RSUs, as applicable:

(i)	determine the Executives, Employees or Consultants to whom Options or RSUs shall be granted, based on the eligibility criteria set out in this Plan;

(ii)	determine the terms of the Option or RSU to be granted to an Option Holder or RSU Holder including, without limitation, the Grant Date, Expiry Date, Exercise Price and Vesting schedule, as applicable (which need not be identical with the terms of any other Option or RSU);

(iii)	subject to any necessary Regulatory Approvals and Section 10.2, amend the terms of any Options or RSUs;

(iv)	determine when Options or RSUs shall be granted; and

(v)	determine the number of Shares subject to each Option or RSU;

(j)	accelerate the Vesting schedule of any Option or RSU previously granted; and

(k)	make all other determinations necessary or advisable, in its sole discretion, for the administration of the Plan.

9.5 Administration by Committee

All determinations made by the Committee in good faith shall be final, conclusive and binding upon all persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan.

9.6 Interpretation

The interpretation by the Committee of any of the provisions of the Plan and any determination by it pursuant thereto shall be final, conclusive and binding and shall not be subject to dispute by any Option Holder or RSU Holder. No member of the Committee or any person acting pursuant to authority delegated by it hereunder shall be personally liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Committee and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Company.

9.7 Foreign Award Recipients

Notwithstanding any provision of the Plan to the contrary, in order to comply with the provisions of local laws, regulations and practices and policies in countries other than Canada in which the Company and its Subsidiaries operate or have Employees, Executives or Consultants eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries will be covered by the Plan; (b) determine which individuals located in countries other than Canada are eligible to participate in the Plan; (c) as necessary or advisable under the circumstances, modify the terms and conditions of any Award granted to individuals located in countries other than Canada or foreign nationals located in Canada to comply with applicable foreign laws, policies, customs, and practices; (d) establish subplans and modify exercise procedures, Vesting conditions, and other terms and procedures to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices, if necessary); and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate any applicable Canadian securities law or any other applicable Canadian governing statute or law. The Committee’s decision to grant Awards to Employees, Executives or Consultants located in countries other than Canada or to establish subplans is entirely voluntary, and at the complete discretion of the Committee. The Committee may amend, modify or terminate any subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any subplan at any time. The benefits and rights provided under any subplan or by any Award (x) are wholly discretionary and, although provided by the Company, do not constitute regular or periodic payments and (y) except as otherwise required under applicable laws, are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Company or a Subsidiary for purposes of calculating any severance, resignation, redundancy or other end-of-service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind.

SECTION 10
APPROVALS AND AMENDMENT

10.1 Shareholder Approval of Plan

If required by a Regulatory Authority or by the Committee, this Plan may be made subject to the approval of a majority of the votes cast at a meeting of the shareholders of the Company or by a majority of votes cast by disinterested shareholders at a meeting of shareholders of the Company. If shareholder approval is required, any Options or RSUs granted under this Plan prior to such time will not be exercisable, settled or binding on the Company unless and until such shareholder approval is obtained.

10.2 Amendment of Option or RSU or Plan

Subject to any requisite shareholder approval and any Regulatory Approvals set forth under Section 10.2(a) and (b) below, the Committee may from time to time amend or revise the terms of the Plan or may discontinue the Plan at any time; provided, however, that no such amendment or revision may, without the consent of the Option Holder or RSU Holder, in any manner adversely affect his, her or its rights under any Option or RSU theretofore granted under the Plan.

(a)	The Committee may, subject to receipt of requisite shareholder approval and Regulatory Approvals, make the following amendments to the Plan:

(i)	any amendment to the number of Shares issuable under the Plan, including an increase to a fixed maximum number of Shares or a change from a fixed maximum number of Shares to a fixed maximum percentage. A change to a fixed maximum percentage which was previously approved by shareholders will not require additional shareholder approval;

(ii)	an extension of the term of an Option or RSU held by or benefiting an Insider;

(iii)	any change to the definition of the qualified Executives, Employees or Consultants which would have the potential of broadening or increasing Insider participation;

(iv)	the addition of any form of financial assistance;

(v)	any amendment to a financial assistance provision which is more favourable to qualified Executives, Employees and Consultants;

(vi)	the addition of a deferred or restricted share unit or any other provision which results in qualified Executives, Employees and Consultants receiving Shares while no cash consideration is received by the Company;

(vii)	a discontinuance of the Plan; and

(viii)	any other amendments that may lead to significant or unreasonable dilution in the Company’s outstanding Shares or may provide additional benefits to qualified Executives, Employees and Consultants, especially Insiders of the Company, at the expense of the Company and its existing shareholders.

(b)	The Committee may, subject to receipt of requisite Regulatory Approvals, where required, in its sole discretion make all other amendments to the Plan that are not of the type contemplated in Section 10.2(a) above including, without limitation:

(i)	amendments of a “housekeeping” or clerical nature;

(ii)	a change to the Vesting provisions of an Award or the Plan;

(iii)	amendments to reflect any requirements of any Regulatory Authorities to which the Company is subject, including the Exchange and the Nasdaq Stock Market;

(iv)	a change to the termination provisions of an Award or the Plan which does not entail an extension beyond the original Expiry Date;

(v)	a change in the Exercise Price of Options, provided that at least six (6) months have elapsed since the later of the date of commencement of the term of the Option, the date the Shares commenced trading on the Exchange or the date the Exercise Price of the Option was last amended, and provided that Disinterested Shareholder Approval is obtained for any reduction in the Exercise Price if the Option Holder is an Insider (as such term is defined by the Exchange) of the Company at the time of such proposed reduction;

(vi)	amendments to Section 5.5 and the definitions of Change of Control and Triggering Event;

(vii)	the addition of a cashless exercise feature, payable in cash or Shares, which provides for a full deduction of the number of underlying Shares from the Plan reserve; and

(viii)	amendments to reflect changes to applicable laws or regulations.

(c)	Notwithstanding the provisions of Section 10.2(b), the Company shall additionally obtain requisite shareholder approval in respect of amendments to the Plan that are contemplated pursuant to Section 10.2(b), to the extent such approval is required by any applicable laws or regulations.

SECTION 11
CONDITIONS PRECEDENT TO GRANTING AWARDS AND ISSUING SHARES

11.1 Compliance with Laws

An Option or RSU shall not be granted, exercised or settled, and Shares shall not be issued pursuant to the exercise or settlement of any Option or RSU, unless the grant and exercise or settlement of such Option or RSU and the issuance and delivery of such Shares comply with all applicable Regulatory Rules, and such Options and RSUs and Shares will be subject to all applicable trading restrictions in effect pursuant to such Regulatory Rules and the Company shall be entitled to legend the Option Certificates or Award Agreements and the certificates representing such Shares accordingly.

11.2 Obligation to Obtain Regulatory Approvals

In administering this Plan, the Committee will seek any Regulatory Approvals which may be required. The Committee will not permit any Options or RSUs to be granted without first obtaining the necessary Regulatory Approvals unless such Options or RSUs are granted conditional upon such Regulatory Approvals being obtained. The Committee will make all filings required with the Regulatory Authorities in respect of the Plan and each grant of Options or RSUs hereunder. No Option or RSU granted will be exercisable, settled or binding on the Company unless and until all necessary Regulatory Approvals have been obtained. The Committee shall be entitled to amend this Plan and the Options and RSUs granted hereunder in order to secure any necessary Regulatory Approvals and such amendments will not require the consent of the Option Holders and RSU Holders under Section 10.2 of this Plan.

11.3 Inability to Obtain Regulatory Approvals

The Company’s inability to obtain Regulatory Approval from any applicable Regulatory Authority, which Regulatory Approval is deemed by the Committee to be necessary to complete the grant of Options or RSUs hereunder, the exercise or settlement of such Options or RSUs or the lawful issuance or sale of any Shares pursuant to such Options or RSUs, shall relieve the Company of any liability with respect to the failure to complete such transactions.

SECTION 12
ADJUSTMENTS AND TERMINATION

12.1 Termination of Plan

Subject to any necessary Regulatory Approvals, the Committee may terminate or suspend the Plan. Unless earlier terminated as provided in this Section 12, the Plan shall terminate on, and no more Options or RSUs shall be granted under the Plan after, the tenth (10th) anniversary of the effective date of the Plan.

12.2 No Grant During Suspension of Plan

No Option or RSU may be granted during any suspension, or after termination, of the Plan. Suspension or termination of the Plan shall not, without the consent of the Option Holder or RSU Holder, alter or impair any rights or obligations under any Option or RSU previously granted.

12.3 Alteration in Capital Structure

If there is a material alteration in the capital structure of the Company and the Shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for, the Committee shall make such adjustments to this Plan and to the Options and RSUs then outstanding under this Plan as the Committee determines to be appropriate and equitable under the circumstances, so that the proportionate interest of each Option Holder and RSU Holder shall, to the extent practicable, be maintained as before the occurrence of such event. Such adjustments may include, without limitation:

(a)	a change in the number of Shares or kind of securities of the Company covered by such Options or RSUs; and

(b)	a change in the Exercise Price payable per Share; provided, however, that the aggregate Exercise Price applicable to the unexercised portion of existing Options shall not be altered, it being intended that any adjustments made with respect to such Options shall apply only to the Exercise Price per Share and the number of Shares subject thereto.

For purposes of this Section 12.3, and without limitation, neither:

(c)	the issuance of additional securities of the Company in exchange for adequate consideration (including services); nor

(d)	the conversion of outstanding securities of the Company into Shares shall be deemed to be material alterations of the capital structure of the Company.

Any adjustment made to any Options or RSUs pursuant to this Section 12.3 shall not be considered an amendment requiring the Option Holder’s or RSU Holder’s consent, as applicable, for the purposes of Section 10.2 of this Plan.

12.4 Triggering Events

Subject to the Company complying with Section 12.5 and any necessary Regulatory Approvals and notwithstanding any other provisions of this Plan or any Option Certificate or Award Agreement, the Committee may, without the consent of the Award Holder in question:

(a)	cause all or a portion of any of the Options or RSUs granted under the Plan to terminate upon the occurrence of a Triggering Event;

(b)	cause all or a portion of any of the Options or RSUs granted under the Plan to be exchanged for incentive stock options of another corporation upon the occurrence of a Triggering Event in such ratio and at such exercise price as the Committee deems appropriate, acting reasonably; or

(c)	provide that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Triggering Event and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the value of the per share consideration received by holders of Shares in the Triggering Event, or, in the event that the Triggering Event is a transaction that does not result in direct receipt of consideration by holders of Shares, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of Shares subject to such outstanding Awards (to the extent then Vested and exercisable or whether or not then Vested and exercisable, as determined by the Committee in its sole discretion) exceeds (B) if applicable, the respective aggregate Exercise Price for such Awards.

Such termination or exchange shall not be considered an amendment requiring the Option Holder’s or RSU Holder’s consent for the purpose of Section 10.2 of the Plan. For the avoidance of doubt, nothing in this Section 12 requires all outstanding Awards to be treated similarly.

12.5 Notice of Termination by Triggering Event

In the event that the Committee decides to cause all or a portion of any of the Options or RSUs granted under this Plan to terminate on the occurrence of a Triggering Event, it must give written notice to the Option Holders or RSU Holders in question not less than ten (10) days prior to the consummation of the Triggering Event so as to permit, in the case of Options, the Option Holders the opportunity to exercise the Vested portion of their Options prior to such termination. Upon the giving of such notice and subject to any necessary Regulatory Approvals, all Options and RSUs or portions thereof granted under the Plan which the Company proposes to terminate shall become immediately Vested notwithstanding any contingent Vesting provision to which such Options or RSUs may have otherwise been subject.

12.6 Determinations to be Made by Committee

Adjustments and determinations under this Section 12 shall be made by the Committee, whose decisions as to what adjustments or determination shall be made, and the extent thereof, shall be final, binding, and conclusive.

SECTION 13
GENERAL TERMS APPLICABLE TO AWARDS

13.1 Forfeiture Events

The Board shall specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable Vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment or service for Cause, violation of material Company policies, fraud, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company, or any reduction, cancellation, forfeiture or recoupment in accordance with the terms of the Clawback Policy.

13.2 Awards May be Granted Separately or Together

Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution for any other Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

13.3 Non-transferability of Awards

Except as otherwise provided in an Award Agreement, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company. The Company does not intend to make Awards assignable or transferable, except where required by law or in certain estate proceedings described herein.

13.4 Conditions and Restrictions upon Shares Subject to Awards

The Board may provide that the Shares issued pursuant to an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Board in its sole discretion may specify, including without limitation, conditions on Vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued pursuant to an Award, including without limitation: (A) restrictions under an insider trading policy or pursuant to applicable law; (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants; (C) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and (D) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

13.5 Share Certificates

All Shares issued pursuant to an Award shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under this Plan or the rules, regulations, and other requirements of any securities commission, the Exchange, and any applicable securities legislation, regulations, rules, policies or orders, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.6 Conformity to Plan

In the event that an Award is granted with terms that do not conform in all particulars with the provisions of this Plan, or purports to grant an Award on terms different from those set out in this Plan, the Award shall not be in any way void or invalidated, but the Award shall be adjusted by the Board to become, in all respects, in conformity with this Plan.

13.7 Performance Evaluation; Adjustment of Goals

At the time that a performance-based Award is first granted, the Board, in the Award Agreement or in another written document, may specify whether performance will be evaluated, including or excluding the effect of any of the following events that occur during the Restriction Period, as the case may be: (A) judgments entered or settlements reached in litigation; (B) the write down of assets; (C) the impact of any reorganization or restructuring; (D) the impact of changes in tax laws, accounting principles, regulatory actions or other laws affecting reported results; (E) extraordinary non-recurring items as may be described in the Company’s management’s discussion and analysis of financial condition and results of operations for the applicable financial year; (F) the impact of any mergers, acquisitions, spin-offs or other divestitures; and (G) foreign exchange gains and losses.

13.8 Adjustment of Performance-based Awards

The Board shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established performance criteria or restrictions, as the case may be, as may be set out in the applicable Award Agreement evidencing the relevant performance-based Award. Notwithstanding any provision herein to the contrary, the Board may not make any adjustment or take any other action with respect to any performance-based Award that will increase the number of Shares subject to any such Award, other than any such increase permitted under Section 12.3 of the Plan. The Board shall retain the sole discretion to adjust performance-based Awards downward or to otherwise reduce the number of Shares issuable with respect to any performance-based Award, except as otherwise provided herein.

SECTION 14
MISCELLANEOUS

14.1 No Right as Shareholder

Neither the Participant nor the Participant’s Personal Representative shall have any rights whatsoever as shareholders in respect of any Shares subject to such Participant’s Award until the date of issuance of a share certificate to such Participant or such Participant’s Personal Representative for such Shares.

14.2 No Trust or Fund Created

Neither this Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Employee, Executive or Consultant acquires a right to purchase or own Shares or receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company.

14.3 No Representations or Covenants with Respect to Tax Qualification; Section 409A

(a)	Although the Company may, in its discretion, endeavour to (i) qualify an Award for favourable Canadian tax treatment or (ii) avoid adverse tax treatment (including, without limitation, adverse tax treatment pursuant to Section 409A (as defined in Appendix A attached hereto) in respect of US Taxpayers), the Company makes no representation to that effect and expressly disavows any covenant to maintain favourable or avoid unfavourable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Award Holders under this Plan.

(b)	Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event that any Award results in adverse tax consequences for the Participant or any of his, her or its beneficiaries or transferees.

* * * * *

Appendix A

UNITED STATES SUBPLAN
PLAN PROVISIONS APPLICABLE TO US TAXPAYERS

I.	General.

The provisions of this Appendix A apply to Awards held by a US Taxpayer (as defined below) to the extent such Awards are subject to U.S. taxation. The following provisions apply, notwithstanding anything to the contrary in the Plan. All capitalized terms used in this Appendix A and not defined herein, shall have the meaning attributed to them in the Plan.

II.	Definitions.

(a) “Change of Control” means a “change of control” within the meaning of Section 409A.

(b) “Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.

(c) “Incentive Stock Option” means a US Stock Option that is intended to meet the requirements of Section 422 of the Code.

(d) “Non-Qualified Stock Option” means any US Stock Option that is not an Incentive Stock Option.

(e) “Section 409A” means Section 409A of the Code.

(f)   “Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Section 409A, a “separation from service” as defined in United States Treasury Regulation Section 1.409A-1(h).

(g) “Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code.

(h) “Ten Percent Shareholder” means a US Taxpayer who, at the time a US Stock Option is granted, owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the US Code) more than ten percent (10%) of the voting rights attached to all outstanding voting securities of the Company or any parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code.

(i)  “US Stock Option” means any Option granted to US Taxpayers pursuant to Section III(a) of this Appendix A.

(j) “US Taxpayer” means a Participant whose compensation from the Company is subject to taxation in the United States.

III.	Awards

(a) Options. The Company may grant Incentive Stock Options or Non-Qualified Stock Options to eligible US Taxpayers. The Award Agreement for each US Stock Option granted under the Plan will identify the US Stock Option as an Incentive Stock Option or a Non-Qualified Stock Option. To the extent that any US Stock Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option. The Exercise Price for a US Stock Option granted to a US Taxpayer shall not be less than the Market Value of the Shares as of the Grant Date. The “Market Value” with respect to Shares, as of any date, shall mean the closing sale price at the regular trading session reported for such Shares on the Nasdaq Stock Market on such date or, if no closing sale price is reported on such date, the closing sale price reported on the next succeeding date on which a closing sale price is reported; provided, however, that if the Shares are not listed on the Nasdaq Stock Market, the Market Value shall be determined in accordance with Section 5.3(a) of the Plan and Section 409A. If a US Taxpayer disposes of Shares acquired upon exercise of an Incentive Stock Option within two (2) years from the Grant Date or one (1) year after such Shares were acquired pursuant to exercise of such Option, the US Taxpayer shall notify the Company in writing of such disposition and the price realized upon the sale of such Shares.

(b) RSUs. The Committee may grant RSUs to US Taxpayers in such amounts and subject to such terms and conditions as determined by the Committee. Any grant of RSU are intended to be exempt from, or in compliance with, Section 409A.

(c) Special Requirement for Options Intended to Qualify as Incentive Stock Options. An Option granted to a US Taxpayer that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code shall be subject to the following requirements:

i.	The aggregate number of Shares that may be issued pursuant to Incentive Stock Options under the Plan shall not exceed 37,569,388 Shares.

ii.	An Incentive Stock Option may be granted only to Employees (including a director or officer who is also an Employee) of the Company (or of any parent or subsidiary corporation). For purposes of this Appendix A, the terms “parent corporation” and “subsidiary corporation” shall have the meanings set forth in Sections 424(e) and 424(f) of the Code, respectively. At all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Incentive Stock Option, the Option Holder must be an Employee (including a director or officer who is also an Employee) of the Company (or of any parent or subsidiary corporation) (except in the event of the Option Holder’s death or permanent and total disability, in which case longer periods apply, as provided below).

iii.	The aggregate Market Value (determined as of the Grant Date) of the Shares with respect to which Incentive Stock Options (granted under the Plan and all other plans of the Company and of any parent or subsidiary corporation) that become exercisable for the first time by any US Taxpayer during any calendar year shall not exceed US$100,000 or any limitation subsequently set forth in Section 422(d) of the Code. The US Stock Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

iv.	When determining the Exercise Price for any Incentive Stock Option, the “Market Value” shall be determined in the manner defined in Section III(a) of this Appendix A provided, however, that in the case of the grant of an Incentive Stock Option to a US Taxpayer who, at the time such Incentive Stock Option is granted, is a Ten Percent Shareholder, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Market Value of a Share on the Grant Date of such Incentive Stock Option.

v.	An Incentive Stock Option shall terminate and no longer be exercisable no later than ten (10) years after the Grant Date of such Incentive Stock Option; provided, however, that in the case of a grant of an Incentive Stock Option to a US Taxpayer who, at the time such Incentive Stock Option is granted, is a Ten Percent Shareholder, such Incentive Stock Option shall terminate and no longer be exercisable no later than five (5) years after the Grant Date of such Incentive Stock Option. The foregoing term limits shall apply even if the Expiry Date falls within a Black-Out, notwithstanding anything to the contrary in the Plan.

vi.	If a US Taxpayer who has been granted Incentive Stock Options ceases to be employed by the Company (or by any parent or subsidiary corporation) for any reason, whether voluntary or involuntary, other than death, permanent and total disability, or Cause, such Incentive Stock Option shall be exercisable by the US Taxpayer (to the extent such Incentive Stock Option was Vested as of the Termination Date) at any time prior to the earlier of (A) the date that is three (3) months after the Termination Date or (B) the Expiry Date.

If a US Taxpayer who has been granted Incentive Stock Options ceases to be employed by the Company (or by any parent or subsidiary corporation) because of the death or permanent and total disability of such US Taxpayer, such US Taxpayer, such US Taxpayer’s Personal Representative, or any person or persons to whom such Incentive Stock Option is transferred by will or the applicable laws of descent and distribution, may exercise such Incentive Stock Option (to the extent such Incentive Stock Option was Vested as of the date of death or permanent and total disability, as the case may be) at any time prior to the earlier of: (A) the date that is one (1) year after the date of death or permanent and total disability, as the case may be; and (ii) the Expiry Date.

If a US Taxpayer who has been granted Incentive Stock Options ceases to be employed by the Company (or by any parent or subsidiary corporation) for Cause, the right to exercise such Incentive Stock Option will terminate on the Termination Date, unless otherwise determined by the Committee. For purposes of this Appendix A, the term “permanent and total disability” has the meaning assigned to that term in Section 22(e)(3) of the Code.

vii.	An Incentive Stock Option granted to a US Taxpayer may be exercised during such person’s lifetime only by such US Taxpayer.

viii.	An Incentive Stock Option granted to a US Taxpayer may not be transferred, assigned or pledged by such US Taxpayer, except by will or by the laws of descent and distribution.

ix.	No Incentive Stock Option shall be granted more than ten (10) years after the earlier of the date the Plan is adopted by the Board or the date the Plan is approved by the shareholders of the Company.

The Company cannot guarantee that a US Stock Option will be treated as an Incentive Stock Option if the Option Holder continues to provide services to the Company (or any parent or subsidiary corporation) after such Option Holder’s employment terminates, if the Option Holder otherwise exercises the US Stock Option more than three (3) months after the date his or her employment terminates, or if the Option otherwise fails to qualify as an Incentive Stock Option.

(d) Payment of Taxes; Tax Withholding. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan or any other plan maintained by the Company (including any taxes and penalties under Section 409A), and neither the Company nor any parent or subsidiary corporation shall have any duty or obligation to minimize the tax consequences of a US Stock Option to such US Taxpayer or to indemnify or otherwise hold such US Taxpayer or any other party harmless from any or all of such taxes or penalties. A US Taxpayer shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan, or from any other compensation or amounts owing to the US Taxpayer, the amount of any required withholding taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding and taxes. A US Taxpayer shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan, or from any other compensation or amounts owing to the US Taxpayer, the amount of any required withholding taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding and taxes.

(e) Amendments. In addition to the provisions of Sections 10 and 12 of the Plan, to the extent determined by the Board to be required either by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or otherwise, Plan amendments as they relate to or affect US Taxpayers shall be subject to approval by the Company shareholders entitled to vote at a meeting of shareholders. An amendment to increase the aggregate number of Shares which may be issued pursuant to the Plan and which may be made subject to Incentive Stock Options as set forth in Section III(c) of this Appendix A must be approved by shareholders within twelve (12) months of adoption of such amendment. Notwithstanding the provisions of Sections 10 and 12 of the Plan, no amendment in respect of a US Stock Option granted to a US Taxpayer shall be made without the consent of such US Taxpayer if the result of such amendment would be to cause the US Stock Option to violate the requirements of Section 409A.

(f) Adjustments. Notwithstanding Section 12 of the Plan, in the event that an adjustment pursuant to Section 12 of the Plan is determined by the Committee to be appropriate, the Committee shall appropriately and proportionately adjust the number of Shares subject to, and the Exercise Price of, outstanding Options, and the number of Shares subject to the limit on Incentive Stock Options set forth in Section III(c) of this Appendix A in a manner that complies with Sections 422 and 409A of the Code, as applicable. Unless the Committee specifically determines that such adjustments are in the best interests of the Company, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and, in the case of Non-Qualified Stock Options, ensure that any adjustments will not constitute a modification of such Non-Qualified Stock Options within the meaning of Section 409A. The Committee will make such adjustments, and its determination will be final, binding and conclusive.

(g) Priority. Except as specifically provided in this Appendix A, the provisions of the Plan and the Award Agreement shall govern. For an Option Holder who is a US Taxpayer, in the event of any inconsistency or conflict between the provisions of (i) the Plan and/or the Award Agreement, and (ii) this Appendix A, the terms of this Appendix A shall prevail.

(h) Section 409A.  For US Taxpayers, the Plan is intended to be exempt from or administered in a manner consistent with the requirements, where applicable, of Section 409A. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A, except as otherwise determined by the Committee. If a Participant is a Specified Employee and should any portion of the Award that would otherwise be payable under such Award be determined to be a payment that is not exempt from Section 409A, such payment will not be made or commence until the earlier of (i) the expiration of the six (6) month period measured from the Participant’s Separation from Service, or (ii) the date of Participant’s death following such a Separation from Service; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to the Participant including, without limitation, the additional tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. For purposes of Section 409A, each instalment payment provided under this Agreement shall be treated as a separate payment.

Appendix B

BITFARMS LTD.
LONG TERM INCENTIVE PLAN - OPTION CERTIFICATE

This Option Certificate is issued pursuant to the provisions of the Long Term Incentive Plan (the “Plan”) of Bitfarms Ltd. (the “Company”) and evidences that <insert name of Option Holder> is the holder (the “Option Holder”) of an option (the “Option”) to purchase up to ● common shares (the “Shares”) in the capital stock of the Company at a purchase price of CAD$● per Share (the “Exercise Price”). This Option may be exercised at any time and from time to time from and including the following Grant Date through to and including up to 5:00 p.m. local time in Toronto, Ontario (the “Expiry Time”) on the following Expiry Date:

(a)   the Grant Date of this Option is ●, 20___; and

(b)   subject to Sections 5.4, 6.2, 6.3, 6.4 and 12.4 of the Plan, the Expiry Date of this Option is ●, 20___.

This Option Certificate and the Option evidenced hereby is not assignable, transferable or negotiable and is subject to the detailed terms and conditions contained in the Plan. This Option Certificate is issued for convenience only and in the case of any dispute with regard to any matter in respect hereof, the provisions of the Plan and the records of the Company shall prevail. This Option is also subject to the terms and conditions contained in the schedules, if any, attached hereto, and to the terms of the Company’s Securities Trading Policy (the “Policy”).

From time to time, the Company may partner with a third-party administrative agent to facilitate the Option Holder to exercise their Options in a cashless manner. If such administrative agent is available, to exercise this Option, the Option Holder must, following the approval of the Clearance Committee, as defined in the Policy, log into the administrative agent account and proceed to complete the instructions as per the process established by the administrative agent.

In case the Company ceases to offer the services of an administrative agent, to exercise this Option, the Option Holder must deliver to the Administrator of the Plan, prior to the Expiry Time on the Expiry Date, an Exercise Notice, in the form provided in the Plan, which is incorporated by reference herein, together with the original of this Option Certificate and a certified cheque or bank draft payable to the Company in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which this Option is being exercised.

This Option was granted to the Option Holder in his, her or its capacity as a ● [pick one: Director, Officer, Employee, Consultant] of the Company, and shall continue in effect should his, her or its status change and he, she or it continues in a new capacity as a Director, Officer, Employee or Consultant of the Company.

BITFARMS LTD.
Per:

Director

The Option Holder acknowledges receipt of a copy of the Plan and represents to the Company that the Option Holder is familiar with the terms and conditions of the Plan, and hereby accepts this Option subject to all of the terms and conditions of the Plan. The Option Holder agrees to execute, deliver, file and otherwise assist the Company in filing any report, undertaking or document with respect to the awarding of the Option and exercise of the Option, as may be required by the Regulatory Authorities.

Signature of Option Holder:
Date signed:
Signature

Print Name

Address

OPTION CERTIFICATE – SCHEDULE “A”

[Complete the following additional terms and any other special terms, if applicable, or remove the inapplicable terms or this schedule entirely.]

The additional terms and conditions attached to the Option represented by this Option Certificate are as follows:

1.	The Options will not be exercisable unless and until they have vested and then only to the extent that they have vested. The Options will vest in accordance with the following:

(a)   ● Shares (●%) will vest and be exercisable on or after the Grant Date;

(b)   ● additional Shares (●%) will vest and be exercisable on or after ● [date];

(c)   ● additional Shares (●%) will vest and be exercisable on or after ● [date];

(d)   ● additional Shares (●%) will vest and be exercisable on or after ● [date];

2.	Upon the Option Holder ceasing to hold a position with the Company, other than as a result of the events set out in Sections 5.4(a) to 5.4(e) of the Plan, the Expiry Date of the Option shall be <if applicable, insert date desired that is longer or shorter than the standard 90 days set out in the Plan> following the date the Option Holder ceases to hold such position.

* * * * *

SCHEDULE “B”

LONG TERM INCENTIVE PLAN
NOTICE OF EXERCISE OF OPTION

TO:	The Administrator, Long Term Incentive Plan
BITFARMS LTD.
18 King Street East, Suite 902

Toronto, Ontario M5C 1C4

(or such other address as the Company may advise)

The undersigned hereby irrevocably gives notice, pursuant to the Long Term Incentive Plan (the “Plan”) of Bitfarms Ltd. (the “Company”), of the exercise of the Option to acquire and hereby subscribes for (cross out inapplicable item):

(a) all of the Shares; or

(b) ________________ of the Shares;

which are the subject of the Option Certificate attached hereto (attach your original Option Certificate).

The undersigned tenders herewith a certified cheque or bank draft (circle one) payable to “●” in an amount equal to the aggregate Exercise Price of the aforesaid Shares and directs the Company to issue the certificate evidencing said Shares in the name of the undersigned to be mailed to the undersigned at the following address (provide full complete address):

The undersigned acknowledges the Option is not validly exercised unless this Notice is completed in strict compliance with this form and delivered to the required address with the required payment prior to 5:00 p.m. local time in Toronto, Ontario on the Expiry Date of the Option.

DATED the ____________ day of _______________________, 20_____.

Signature of Option Holder

B-4